DECKERS BRANDS REPORTS FIRST QUARTER FISCAL 2021 FINANCIAL RESULTS

Goleta, California (July 30, 2020) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the first fiscal quarter ended June 30, 2020. The Company also provided an update regarding its response to COVID-19.

"First quarter performance was a testament to the resilience of our brands, the strength of our ecommerce platform, and the hard work of our employees," said Dave Powers, President and Chief Executive Officer. "While we are encouraged by the positive start to fiscal year 2021, we expect further challenges related to the COVID-19 pandemic, depending on the duration and severity of economic effects. We continue to believe our powerful brands, advanced omni-channel capabilities, and healthy balance sheet provide the foundation for our organization to weather this challenging environment and succeed over the long-term."

First Quarter Fiscal 2021 Financial Review

▪	Net sales increased 2.3% to $283.2 million compared to $276.8 million for the same period last year. On a constant currency basis, net sales increased 2.8%.

▪	Gross margin was 50.3% compared to 47.0% for the same period last year.

▪	SG&A expenses were $150.3 million compared to $161.4 million for the same period last year.

▪	Operating loss was $7.7 million compared to operating loss of $31.4 million for the same period last year.

•	Income tax benefit was $0.1 million compared to income tax benefit of $10.3 million for the same period last year.

▪	Basic loss per share was $0.28 compared to basic loss per share of $0.67 for the same period last year.

Brand Summary

▪	UGG® brand net sales for the first quarter decreased 10.0% to $124.7 million compared to $138.5 million for the same period last year.

▪	HOKA ONE ONE® brand net sales for the first quarter increased 37.1% to $109.0 million compared to $79.5 million for the same period last year.

▪	Teva® brand net sales for the first quarter decreased 7.9% to $35.2 million compared to $38.3 million for the same period last year.

▪	Sanuk® brand net sales for the first quarter decreased 29.2% to $13.2 million compared to $18.7 million for the same period last year.

Channel Summary (included in the brand sales numbers above)

▪	DTC net sales for the first quarter increased 74.2% to $139.8 million compared to $80.3 million for the same period last year.

▪	Wholesale net sales for the first quarter decreased 27.1% to $143.3 million compared to $196.6 million for the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

▪	Domestic net sales for the first quarter increased 10.2% to $184.3 million compared to $167.3 million for the same period last year.

▪	International net sales for the first quarter decreased 9.7% to $98.9 million compared to $109.5 million for the same period last year.

Balance Sheet (June 30, 2020 as compared to June 30, 2019)

▪	Cash and cash equivalents were $661.9 million compared to $502.6 million.

▪	Inventories were $435.0 million compared to $473.4 million.

▪	Outstanding borrowings were $30.7 million compared to $31.4 million. The full amount of outstanding borrowings relate to the mortgage on the Company's corporate headquarters.

Stock Repurchase Program

During the first quarter, the Company did not repurchase any shares of its common stock. As of June 30, 2020, the Company had $160 million remaining under its stock repurchase authorizations. The Company has paused share repurchase activity for the time being, but retains the discretion to commence share repurchase activity in future periods.

Financial Outlook

Given the ongoing and fluid economic environment related to the COVID-19 pandemic, the Company will not be providing full year guidance for fiscal year 2021.

COVID-19 Update

The Company continues to modify and evolve its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, while assessing and evolving the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Company Liquidity
As of June 30, 2020, the Company had a liquidity position of over $1.1 billion dollars, which included $661.9 million in cash and cash equivalents and $469.7 million available under its existing revolving credit facilities.

As of the end of the first quarter, the Company did not have any outstanding borrowings under any of its existing revolving credit facilities.

Retail Stores
During the first quarter, the Company reopened many of its stores that were initially closed as a result of the restrictions imposed as part of the COVID-19 pandemic. Approximately 20% of the Company’s stores were open for the entire 90-day period. The average store was open for roughly half of the quarter. As of this week, approximately 95% of the Company’s global stores are open. Stores that have reopened have done so with modified operations, including enhanced health and safety protocols. Additionally, most stores that have reopened are operating at a limited capacity as they continue to adapt to new and evolving challenges related to COVID-19. Given the ongoing and uncertain pandemic conditions, which include meaningful local and regional differences in restrictions imposed on retail store operations, the Company anticipates potential risk of additional closures or limitations during peak periods.

Supply Chain
The Company's distribution center in Moreno Valley, California, as well as other third-party distribution facilities that the Company leverages to service its operations, are currently in operation and supporting ongoing logistics. However, these facilities may continue to operate at limited capacity due to the enhanced health and safety measures now in place. The Company anticipates operational challenges related to capacity constraints, including higher levels of ecommerce shipments during peak wholesale volume periods, as well as increased costs associated with warehouse employee safety and payroll expense. To mitigate these challenges, the Company is phasing some wholesale shipments earlier than in previous years, which may impact the timing of revenue between future quarters.

The Company maintains a network of strategic sourcing partners which includes material vendors and third-party manufacturers. The Company experienced certain capacity constraints within its sourcing network during the first quarter, in addition to disruptions related to travel restrictions between country borders and production facilities. While the effects of these disruptions have been mitigated thus far, it is possible that there will be disruptions in the future.

Board of Directors Announcement

John M. Gibbons is retiring from our Board of Directors, effective at the end of his term on September 11, 2020. Mr. Gibbons has served as a member of our Board since 2000. Mr. Gibbons is our longest tenured board member and has made a great deal of contributions in his over 20 years with the Company. "I want to thank John for his many years of service, partnership, and contributions to the Deckers organization," said Dave Powers. "We will all miss John's leadership, and wish him well in his retirement."

Non-GAAP Financial Measures

In certain instances the Company may present Non-GAAP financial measures, including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance.

The Company believes these Non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The Non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such Non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the first quarter fiscal 2021 will be broadcast live today, Thursday, July 30, 2020, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the webcast box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance and liquidity position, the scope of operations at our distribution centers, the impacts of COVID-19 on our business and operations, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of COVID-19, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30,
	2020	2019
Net sales	$283,169	$276,839
Cost of sales	140,603	146,820
Gross profit	142,566	130,019
Selling, general and administrative expenses	150,265	161,436
Loss from operations	(7,699)	(31,417)

Other expense (income), net	373	(1,812)
Loss before income taxes	(8,072)	(29,605)
Income tax benefit	(99)	(10,254)
Net loss	(7,973)	(19,351)
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedges, net of tax	353	(317)
Foreign currency translation gain	653	68
Total other comprehensive income (loss)	1,006	(249)
Comprehensive loss	$(6,967)	$(19,600)

Net loss per share
Basic	$(0.28)	$(0.67)
Diluted	$(0.28)	$(0.67)
Weighted-average common shares outstanding
Basic	28,001	29,089
Diluted	28,001	29,089

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	June 30, 2020	March 31, 2020
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$661,941	$649,436
Trade accounts receivable, net	135,225	185,596
Inventories, net	434,974	311,620
Other current assets	57,670	47,459
Total current assets	1,289,810	1,194,111
Property and equipment, net	209,074	209,037
Operating lease assets	230,578	243,522
Other noncurrent assets	119,104	118,448
Total assets	$1,848,566	$1,765,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$646	$638
Trade accounts payable	253,557	147,892
Operating lease liabilities	48,009	49,091
Other current liabilities	92,786	103,325
Total current liabilities	394,998	300,946
Mortgage payable	30,101	30,263
Long-term operating lease liabilities	205,555	215,724
Other long-term liabilities	80,984	78,065
Total long-term liabilities	316,640	324,052
Total stockholders' equity	1,136,928	1,140,120
Total liabilities and stockholders' equity	$1,848,566	$1,765,118